UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 8, 2018
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Item 2.02	Results of Operations and Financial Condition

NEWARK, N.Y. – February 8, 2018 – Ultralife Corporation (NASDAQ: ULBI) reported operating income of $2.1 million on revenue of $22.5 million for the fourth quarter ended December 31, 2017 compared to operating income of $1.6 million on revenue of $21.6 million for the fourth quarter of 2016. For total year 2017, Ultralife produced operating income of $6.5 million on revenue of $85.5 million compared to operating income of $3.8 million on revenue of $82.5 million for 2016.

“We ended a year of growth and accomplishments with our highest quarterly revenue, operating profit and EPS in five years. Driven by a 32% increase in revenue from a broad range of government and defense customers, we delivered a 9.1% operating profit margin, up 150 basis points over last year’s fourth quarter, on total Company revenue growth of 4%,” said Michael D. Popielec, President and Chief Executive Officer. “Throughout 2017, we aggressively pursued exciting new revenue contributions from market and sales reach expansion, new product development and customer partnerships, while preparing to launch new products to serve emerging IoT demand. We achieved our stated goal of generating profitable growth for the year, increasing operating income by 72% on a 4% gain in revenue. As a result of the actions taken in 2017 to lay the foundation for new revenue contributions in 2018, we are starting the year with a higher backlog than last year. The combination of new revenue opportunities and continued disciplined execution of our business model places us in an excellent position to extend our track record of profitable growth.”

Revenue was $22.5 million, an increase of $.9 million, or 4%, compared to $21.6 million for the fourth quarter of 2016 reflecting higher government/defense sales for both business segments. Battery & Energy Products sales decreased 5% to $16.8 million compared to $17.6 million last year due primarily to timing differences in medical sales which caused commercial sales to come in below last year, not fully offset by a 25% increase in government/defense sales. Communications Systems sales grew 42% to $5.7 million compared to $4.0 million for the same period last year reflecting a 64% year-over-year increase in shipments of core products such as our 20-watt amplifiers, universal vehicle adaptors and power supplies, as well as a 25% increase in Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) revenues.

Gross profit was $6.9 million, or 30.5% of revenue, compared to $6.8 million, or 31.5% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 28.6% compared to 29.4% last year, and Communications Systems’ gross margin was 36.2% compared to 40.6% last year, primarily due to sales mix.

Operating expenses were $4.8 million compared to $5.2 million last year reflecting continued tight control over discretionary spending. Operating expenses were 21.4% of revenue compared to 23.9% of revenue for the year earlier period.

Operating income was $2.1 million compared to $1.6 million last year for an operating margin of 9.1% compared to 7.6% last year.

Net income was $3.8 million, which includes a one-time $1.9 million tax benefit, compared to net income of $1.7 million last year. Reported earnings per share for the fourth quarter of 2017 of $0.24 include $0.12 from our operating performance compared to $0.11 per share for the fourth quarter of 2016, plus $0.12 related to the tax benefit. Earnings per share for the full year of $0.49 include $0.37 per share from our 2017 operating performance compared to $0.23 for 2016.

Income tax net benefit was $1.7 million for the fourth quarter of 2017 compared to $0.1 million last year. As a result of the Tax Cuts and Jobs Act, a one-time, non-cash tax benefit of $1.9 million was recognized in the fourth quarter of 2017 upon the revaluation, at the newly enacted 21% Federal tax rate, of deferred tax liabilities relating to book-to-tax differences on goodwill and other intangible assets. There was no earnings impact for the revaluation of our domestic deferred tax assets, which include our net operating losses, as they continue to be fully reserved.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed as incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01	Financial Statements, Pro Forma Financials and Exhibits

(a) Exhibits.

Exhibit
Number	Description

99.1	Press Release of Ultralife Corporation dated February 8, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2018		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Ultralife Corporation dated February 8, 2018